EXHIBIT 99.1

Press Release

GeoPharma Reports 22% Revenue Increase for the Year

Pipeline of Generics in Place

Largo, FL – June 30, 2005 – GeoPharma, Inc. (NASDAQ:GORX) today announced results for the fiscal year ended March 31, 2005. GeoPharma will host a conference call on Thursday, June 30, 2005 at 11:30 a.m. (EST) with CEO, Mihir Taneja; president, Dr. Kotha Sekharam and VP/CFO, Carol Dore-Falcone. Interested parties may participate in the conference call by dialing 1-800-259-0251 and entering passcode 87765240, 5 minutes prior to the initiation of the call. A replay of the conference call will be available from 1:00 PM (EST) by dialing 1-888-286-8010 and entering passcode 49202824.

Consolidated net sales revenues for fiscal year ended increased 22.9% to $28.2 million compared to $22.9 million for the corresponding year ended March 31, 2004

Chief executive officer, Mihir Taneja stated, “Our revenues continue to grow. We are continuing to invest in and grow our pharmaceutical and distribution segments. Research and development expenses for the year relating to machinery and equipment and ANDA purchases were $834,000 in addition to $263,000 of R&D expensed this the year. All of these investments continue to feed the development of the Company’s ANDA projects that are in the pipeline for our pharmaceutical segment. Commercial production of vetinary levothyroxine sodium tablet and liquids has commenced.

In addition to the R&D expenses included above, included in the net loss for the year ended March 31, 2005 were several other significant expenses, which increased substantially over the prior year. Net loss for year ended March 31, 2005 was approximately $(1.4) million, or ($0.17) per basic share compared to net income of $1.0 million or $0.13 for the fiscal year ended 2004. These increases were expected and in line with the overall growth of the business and the pharmaceutical segment’s development. For the year ended March 31, 2005 as compared to March 31, 2004, depreciation and amortization increased to $606,000 from $448,000, interest expense, inclusive of the non-cash amortization of debt discount to interest expense, grew to $596,000 from $188,000, with preferred stock dividends increasing to $522,000 from $112,000.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.onlineihp.com, www.leanprotein.com and www.carbslim.com.

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This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

GeoPharma: Carol Dore-Falcone, VP/CFO, Tel: 727-544-8866 x244, E: cdf@onlineihp.com

Investor Relations: The Anne McBride Company, Tel: 212-983-1702 x207,

Media Relations: Ivette Almeida, The Anne McBride Company, Tel: 212-983-1702 x209, E: ivette.almeida@annemcbride.com

Financial Table Follows

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Year ended March 31,

	2005	2004
Total Revenues	$28,230,240	$22,969,844
Gross Profit	$5,778,493	$5,957,492

SG&A	$6,677,108	$4,758,293

Other income / (expense),net	$(184,975)	$231,610

Income tax benefit(expense)	$201,898	$(311,800)

Preferred Dividends	$521,762	$111,890
Net income (loss) available to common shareholders	$(1,403,454)	$1,007,119
Basic earnings (loss)per common share outstanding	$(0.17)	$0.13
Basic weighted average common shares outstanding	8,111,851	7,682,258
Diluted earnings (loss) per common share outstanding	$(0.17)	$0.11
Diluted weighted average common shares outstanding	8,111,851	9,251,294

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